Supplemental Indenture

Supplemental Indenture, (this “Supplemental Indenture”), dated as of October 4, 2018, among PHH Corporation, a Maryland corporation (“PHH Corp.”), and PHH Mortgage Corporation, a New Jersey corporation (“PHH Mortgage Corp.” and together with PHH Corp., the “Guaranteeing Subsidiaries,” and each individually, a “Guaranteeing Subsidiary”), each a subsidiary of Ocwen Financial Corporation, a Florida corporation (the “Parent”), and Wilmington Trust, National Association, as trustee (the “Trustee”) and Collateral Trustee (the “Collateral Trustee”).

W I T N E S S E T H

WHEREAS, Ocwen Loan Servicing, LLC, a Delaware limited liability company (the “Company”), the Parent and the other Guarantors party thereto have heretofore executed and delivered to the Trustee and the Collateral Trustee an indenture (the “Indenture”), dated as of December 5, 2016, providing for the issuance of 8.375% Senior Secured Second Lien Notes due 2022 (the “Notes”);

WHEREAS, Section 4.15 of the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Collateral Trustee a supplemental indenture pursuant to which each Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01(g) of the Indenture, the Company, the Guaranteeing Subsidiaries, the Trustee and the Collateral Trustee are authorized to execute and deliver this Supplemental Indenture, without the consent of any Holders of the Notes.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. Each Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 and Section 4.15 thereof.

(3) Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

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(4) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of each Guaranteeing Subsidiary shall have any liability for any obligations of the Company or the Guarantors (including each Guaranteeing Subsidiary), respectively, under the Notes, the Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation; provided that the foregoing shall not limit any Guarantor’s obligations under its Note Guarantees. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5) Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6) Counterpart Originals. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(7) Effect of Headings. The Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

(8) The Trustee and Collateral Trustee. The Trustee and Collateral Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary.

(9) Benefits Acknowledged. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.

(10) Successors. All agreements of each Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise set forth in this Supplemental Indenture. All agreements of the Trustee and the Collateral Trustee in this Supplemental Indenture shall bind its successors.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

PHH CORPORATION

By:	/s/ R. John McNeill
Name:	R. John McNeill
Title:	Treasurer

PHH MORTGAGE CORPORATION

By:	/s/ Michael Bogansky
Name:	Michael Bogansky
Title:	Senior Vice President and Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and as Collateral Trustee

By:	/s/ John T. Needham, Jr.
Name:	John T. Needham, Jr.
Title:	Vice President

[Signature page to Supplemental Indenture]